Exhibit A

The Concerned Shareholders of Helix BioPharma Corp. to Vigorously Challenge the Chairman’s Decisions with Respect to the January 30, 2012 Annual Meeting

TORONTO, January 30, 2012 (Marketwire) — The Concerned Shareholders are outraged that the rights of a majority of Helix shareholders have been denied by the decisions made by Mr. Jack Kay, the Chairman of Helix, at the January 30, 2012 Annual Meeting. Notwithstanding deposited proxies representing 85% of the outstanding common shares of Helix of which 77% of the votes were properly submitted in support of the Concerned Shareholder Nominees at the Annual Meeting, Mr. Kay refused to conduct a vote on the election of directors and purported to terminate the Annual Meeting over the strong objections of the shareholders represented at the Annual Meeting. The Concerned Shareholders consider that yesterday’s orchestrated effort to avoid a vote on the election of directors and to prevent a majority of shareholders from exercising their rights makes a mockery of shareholder democracy. In the view of the Concerned Shareholders, this is further evidence of the misalignment of Mr. Kay with the shareholders of Helix, regardless of whether they voted using the management’s form of proxy or the Concerned Shareholders’ form of proxy as both forms of proxy represented changes to the Board. As the Concerned Shareholders have indicated, they will vigorously challenge the Chairman’s decisions in court, including asserting that the decisions were improper and oppressive and have resulted in further damage to the Concerned Shareholders, shareholders as a whole and to Helix.

The Concerned Shareholders are aware that Helix, having improperly terminated yesterday’s meeting, now proposes to hold a new meeting and to dictate who can and cannot express their views during the period leading up to that meeting. This insulting proposal is based on the suggestion that the European shareholders were unable to make their own decisions and had been unduly influenced. The real effect of what Helix proposes is that, knowing that they have lost the vote, the incumbent board has simply refused to allow shareholders to exercise their rights. The Concerned Shareholders sincerely hope the court will see what the clear motivations are, overturn the decisions of Mr. Kay and respect the votes that have already been properly cast.

The Concerned Shareholders wish to indicate to Helix shareholders who have supported them that the Concerned Shareholders are strong in their resolve to make changes to the board of directors at Helix and will not let up on the pressure to implement the changes as soon as possible. The Concerned Shareholders are determined to ensure that the YELLOW proxies validly deposited, which represent the wishes of the majority of shareholders, are respected.

Certain statements contained in this release constitute forward-looking statements. The words “has”, “intend”, “plan”, “believe”, “expect” and similar expressions as they relate to the Concerned Shareholders, the Concerned Shareholder Nominees, the support for the Concerned Shareholders, Helix or its current or future management, board or performance are intended to identify forward-looking statements. The forward-looking statements reflect the Concerned Shareholders’ view and are based on understandings and reasonable assumptions, beliefs, opinions and expectations of the Concerned Shareholders at the time they are made. The Concerned Shareholders caution readers of this press release not to place undue reliance on forward-looking statements which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements. These factors include, but are not limited to, shareholder action, court decisions, the timing of the shareholder meeting, actions by Helix, its management, members of the current board or its special committee or the Chair of the shareholder meeting, unexpected change of control consequences, the status of Helix’s assets, financial condition and corporate books and records, general economic and market conditions, changes in the laws, regulatory processes, actions of competitors and the ability to implement business strategies and pursue business opportunities and financing alternatives after a state of uncertainty as well as other risks and uncertainties about Helix’s business detailed in Helix’s filings with applicable securities commissions copies of which are available at www.sedar.com.

For further information, please contact:

Phoenix Advisory Partners
Susy Monteiro
647-351-3085